                                                      Filed Pursuant to Rule 433
                                                     Registration No. 333-134402



                               Province of Ontario
               US$1,000,000,000 4.95% Bonds due November 28, 2016
                                Final Term Sheet
                                November 20, 2006


Underwriting Agreement dated as of November 20, 2006

      Issuer:                                     Province of Ontario

      Underwriters:


                                                                Principal Amount
                                                                of Securities to
      Underwriter                                                   be Purchased
      -----------                                               ----------------
      Deutsche Bank Securities Inc.                               US$260,000,000
      J.P. Morgan Securities Ltd.                                    260,000,000
      TD Securities (USA) LLC                                        260,000,000
      CIBC World Markets Corp.                                        35,000,000
      National Bank Financial Inc.                                    35,000,000
      RBC Capital Markets Corporation                                 35,000,000
      Scotia Capital (USA) Inc.                                       35,000,000
      Bank of Montreal, London Branch                                 10,000,000
      ABN AMRO Bank N.V.                                              10,000,000
      Barclays Capital Inc.                                           10,000,000
      BNP Paribas Securities Corp.                                    10,000,000
      Citigroup Global Markets Inc.                                   10,000,000
      Credit Suisse Securities (Europe) Limited                       10,000,000
      HSBC Securities (USA) Inc.                                      10,000,000
      Merrill Lynch, Pierce, Fenner & Smith Incorporated              10,000,000

              Total                                             US$1,000,000,000
                                                                ================




      Fiscal Agency Agreement:              Fiscal Agency Agreement dated as of
                                            November 28, 2006 between the
                                            Province of Ontario and The Bank of
                                            New York, as Fiscal Agent

      Expected Ratings:                     Moody's Aa1; S&P AA; DBRS AA

Title, Purchase Price and Description of Securities

      Title:                                4.95% Bonds due November 28, 2016

      Aggregate principal amount:           US$1,000,000,000

      Denomination:                         U.S.$5,000 and integral multiples of
                                            U.S.$1,000 for amounts in excess of
                                            U.S.$5,000

      Price to public:                      99.649% plus accrued interest from
                                            November 28, 2006 if settlement
                                            occurs after that date


      Purchase price (include accrued       99.449% plus accrued interest from
      interest or amortization, if any):    November 28, 2006 if settlement
                                            occurs after that date


      Proceeds:                             US$994,360,500 after deducting the
                                            underwriting discount and Issuer's
                                            estimated expenses

      Underwriting discount:                0.20%

      Maturity:                             November 28, 2016

      Interest rate:                        4.95%

      Yield to Maturity:                    4.995%

      Business Convention:                  Modified Following

      Day Count Convention:                 30/360

      Interest payment dates:               Interest for the initial interest
                                            period from and including November
                                            28, 2006 to, but excluding, May 28,
                                            2007 will be payable on May 28,
                                            2007. Thereafter, interest will be
                                            payable in two equal semi-annual
                                            installments in arrears on May 28
                                            and November 28.

      Redemption provisions:                The Securities will not be
                                            redeemable prior to maturity unless
                                            specified events occur involving
                                            Canadian taxation

      Withholding Taxes:                    Principal of and interest on the
                                            Securities will be payable without
                                            withholding or deduction for
                                            Canadian withholding taxes to the
                                            extent described in the Preliminary
                                            Final Prospectus and Final
                                            Prospectus

      Business Days:                        London, New York, Toronto

      Sinking fund provisions:              None

      Other provisions:                     None

      European Economic Area
      Legend: If and to the extent that this announcement is communicated in, or the offer of the bonds to which it relates is made in, any European Economic Area Member State that has implemented the Prospectus Directive (2003/71/EC), this announcement and the offer are only addressed to and directed at persons in that Member State who are qualified investors within the meaning of the Prospectus Directive (or who are other persons to whom the offer may lawfully be addressed) and must not be acted upon by other persons in that Member State.

                                            This document does not constitute or
                                            form part of any offer or invitation
                                            to sell these bonds and is not
                                            soliciting any offer to buy these
                                            bonds in any jurisdiction where such
                                            offer or sale is not permitted. This
                                            document is, for the purposes of
                                            Article 15 of Directive 2003/71/EC,
                                            not a prospectus but an
                                            advertisement, and investors in the
                                            European Economic Area should not
                                            subscribe for or purchase these
                                            bonds once admitted to trading on
                                            the regulated market of the London
                                            Stock Exchange plc except on the
                                            basis of information in the Listing
                                            Prospectus (as defined below). The
                                            Province intends to file a single
                                            prospectus (the "Listing
                                            Prospectus") pursuant to Section 5.3
                                            of the Prospectus Directive with the
                                            Financial Services Authority in its
                                            capacity as competent authority
                                            under the Financial Services and
                                            Markets Act 2000, as amended, for
                                            the purpose of having these bonds
                                            admitted to trading on the regulated
                                            market of the London Stock Exchange
                                            plc as soon as possible after
                                            closing of this issue. In compliance
                                            with Directive 2003/71/EC, the
                                            Listing Prospectus will be published
                                            in due course, subject to its
                                            approval by the United Kingdom
                                            Listing Authority, and investors
                                            will be able to obtain a copy of the
                                            Listing Prospectus from the office
                                            of the Province at the Ontario
                                            Financing Authority, One Dundas
                                            Street West, Suite 1400, Toronto,
                                            Ontario, Canada M5G 1Z3 and the
                                            London paying agent, The Bank of New
                                            York, One Canada Square, London E14
                                            5AL, England. Investors in the
                                            European Economic Area should not
                                            subscribe for any bonds referred to
                                            in
                                            this advertisement except on the
                                            basis of information in the Listing
                                            Prospectus.



               The Issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Deutsche Bank toll-free at 1-800-503-4611, JPMorgan collect at 1-212-834-4533 or TD Securities toll-free at 1-800-263-5292.